UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCE AUTO PARTS, INC.
5673 AIRPORT ROAD
ROANOKE, VIRGINIA 24012

______________

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

May 17, 2006

______________

The 2006 annual meeting of the stockholders of Advance Auto Parts, Inc., a Delaware corporation, will be held on May 17, 2006, at 8:30 a.m., local time (EDT), at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia 24016. As further described in the accompanying proxy statement, at this meeting our stockholders will consider and vote on the following matters:

1.	Election of 10 directors to serve until the 2007 annual meeting of stockholders and until their successors are duly elected and qualified.
2.	Ratification of the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2006.
3.	Any such other business that may properly come before the meeting or any meetings held upon adjournment thereof.

Our Board of Directors set March 29, 2006 as the record date for determining stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day are entitled to vote.

We invite you to attend the meeting and vote. We urge you, after reading this proxy statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy. If you attend the meeting, you may vote in person, even if you previously voted by proxy.

                By order of the Board of Directors,

                                    Eric M. Margolin
                Senior Vice President
                General Counsel and Secretary
Roanoke, Virginia
April 12, 2006

INTRODUCTION	1

OUTSTANDING SECURITIES AND VOTING RIGHTS	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	3

Nominees for Election to Our Board	3

Board Meetings and Committees	4

Corporate Governance	6

Non-Management Director Compensation	8

Compensation Committee Interlocks and Insider Participation	9

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006	10

2005 and 2004 Audit Fees	10

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16

STOCK PRICE PERFORMANCE	17

AUDIT COMMITTEE REPORT	18

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	20

Compensation Philosophy	20

Evaluation and Approval of Annual and Long-Term Incentive Compensation	20

Annual Compensation	21

Long-Term Incentive Compensation	21

Chief Executive Officer Compensation for 2005	21

Internal Revenue Code Section 162(m)	22

EXECUTIVE COMPENSATION	23

Summary Compensation Table	23

Option Grants in Last Fiscal Year	25

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values	26

Executive Employment Agreements	26

RELATED-PARTY TRANSACTIONS	27

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING	27

OTHER MATTERS	28

APPENDIX A: AUDIT COMMITTEE CHARTER	A-1

i

_______________

PROXY STATEMENT
________________

INTRODUCTION

We are sending you this proxy statement on or about April 12, 2006, in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our 2006 annual meeting of stockholders, which we will hold at 8:30 a.m., local time (EDT), on May 17, 2006, at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia 24016. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. Our address of record is 5673 Airport Road, Roanoke, Virginia 24012, and our telephone number is (540) 362-4911. Unless the context otherwise requires, “Advance,” “we,” “us,” “our,” “Company” and similar terms refer to Advance Auto Parts, Inc., its predecessor, its subsidiaries and their respective operations.

The record date for the meeting is March 29, 2006. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any adjournment thereof.

A proxy card is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed card as promptly as possible in the postage prepaid envelope provided, or vote your proxy by Internet or telephone by following the instructions on the proxy card to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our corporate secretary an instrument revoking it or a duly executed proxy card bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our Board of Directors’ slate of nominees;
•	to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2006; and
•	to transact such other business as may properly come before the meeting or any adjournment thereof.

OUTSTANDING SECURITIES AND VOTING RIGHTS

Our only voting securities are the outstanding shares of our common stock. On the record date, we had 107,919,752 shares of common stock outstanding and 425 stockholders of record. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, or 53,959,877 shares, a quorum will exist to transact business at the meeting. Stockholders of record, who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock you hold on the record date, you are entitled to one vote on each matter that we will consider at this meeting. You are not entitled to cumulate your votes.

If you hold shares through a broker, you should follow the instructions for voting that you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may vote on the following matters in its discretion: (1) the election of directors and (2) the ratification of appointment by our Audit Committee of Deloitte & Touche LLP.

The voting requirements for the proposals we will consider at the meeting are:

•
Election of directors. Directors are elected by a plurality, and the 10 candidates who receive the most votes will be elected to our Board of Directors. Votes withheld will have no effect on the election of any director.

•
Ratification of appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2006. An affirmative vote of the holders of a majority of the shares, or represented by proxy, and entitled to vote at the annual meeting will be required to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2006. Abstentions count as votes cast and have the effect of a vote against the proposal.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock in the names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations. Our officers, directors and employees may supplement these solicitations of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors or employees for these activities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect 10 members of our Board of Directors to serve until our 2007 annual meeting of stockholders and until their respective successors are elected and qualified. Our Board has nominated Lawrence P. Castellani, Michael N. Coppola, John C. Brouillard, Darren R. Jackson, Nicholas J. LaHowchic, William S. Oglesby, Gilbert T. Ray, Carlos A. Saladrigas, William L. Salter and Francesca M. Spinelli for election as directors. All of the nominees except Mr. LaHowchic are current members of our Board. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, unless otherwise directed, they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for any election of the substitute nominees that our Board may propose. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

Nominees for Election to Our Board

The following table provides information about our nominees for director at March 29, 2006.

Name	Age	Position
Lawrence P. Castellani(3)	60	Chairman of the Board
Michael N. Coppola	57	President and Chief Executive Officer and Director
John C. Brouillard(1)(2)	57	Director
Darren R. Jackson(1)(3)	41	Director
Nicholas J. LaHowchic	58	Nominee for Director
William S. Oglesby(3)(4)	46	Director
Gilbert T. Ray(2)(4)	61	Director
Carlos A. Saladrigas(1)	57	Director
William L. Salter(2)(4)	62	Lead Director
Francesca M. Spinelli(2)	52	Director

_______________
(1)  Member of Audit Committee
(2)  Member of Compensation Committee
(3)  Member of Finance Committee
(4)  Member of Nominating and Corporate Governance Committee

Mr. Castellani, Chairman of the Board and retired Chief Executive Officer of Advance Auto Parts, Inc., joined us in February 2000 as Chief Executive Officer. Mr. Castellani has served as our Chairman since February 2003. Mr. Castellani retired as Chief Executive Officer in May 2005. Prior to joining us, Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from February 1998 to February 2000, as Executive Vice President of Ahold USA from September 1997 through February 1998, and as President and Chief Executive Officer of Tops Friendly Markets from 1991 through September 1997. Mr. Castellani serves as a director of Gregg Appliances, Inc.

Mr. Coppola, President and Chief Executive Officer and Director, joined us in February 2001 and has held his current position since May 2005. From August 2003 to May 2005, Mr. Coppola served as our Executive Vice President, Chief Operating Officer. Mr. Coppola previously served as Senior Vice President, Merchandising from February 2001 to August 2003. Prior to joining us, Mr. Coppola operated his own retail company for two years. Prior to December 1997, he held various positions with Tops Friendly Markets, a division of Ahold USA, ultimately serving as Executive Vice President of Marketing.

Mr. Brouillard, Director, became a member of our Board of Directors in May 2004. Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company in 2005, a position that he had held since

February 1991. From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, including serving as President of the company. Mr. Brouillard serves as a director of Eddie Bauer Holdings, Inc. and H.E. Butt Grocery Company.

Mr. Jackson, Director, became a member of our Board of Directors in July 2004. Mr. Jackson joined Best Buy Co., Inc. a specialty retailer of consumer electronics, in 2000 and was appointed its Executive Vice President-Finance and Chief Financial Officer in February of 2001. Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores and held various senior positions including Chief Financial Officer of Carson Pirie Scott & Company. He began his career at KPMG Peat Marwick.

Mr. LaHowchic, Nominee for Director, has served as Executive Vice President for Limited Brands, Inc., a retail consumer packaged goods company, since April 2004. From October 1997, he has also served as the President and Chief Executive Officer of Limited Logistics Services, Inc., which provides supply chain, compliance and procurement services to Limited Brands, Inc. and other retailers. Prior to October 1997, he served as President of Becton Dickinson Supply Chain Services, a medical technology company. Mr. LaHowchic serves as a director of Express Scripts, Inc.

Mr. Oglesby, Director, became a member of our Board of Directors in December 2004. Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P., a global investment and advisory firm, and has held this position since April 2004. Mr. Oglesby has over 20 years of investment experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette and Kidder, Peabody & Co.

Mr. Ray, Director, became a member of our Board of Directors in December 2002. Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in February 2000. Mr. Ray is a member of the boards of Watson Wyatt Worldwide, Inc.; IHOP Corp.; Automobile Club of Southern California; Sierra Monolithics, Inc. and Diamond Rock Hospitality Company. Mr. Ray is also a trustee of SunAmerica Series Trust; Seasons Series Trust; The John Randolph Haynes and Dora Haynes Foundation and St. John’s Health Center Foundation.

Mr. Saladrigas, Director, became a member of our Board of Directors in May 2003. Mr. Saladrigas has been the Chairman of Premier American Bank in Miami, Florida since September 2001. From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a human resources outsourcing company that provides human resource functions to small and mid-sized businesses. Mr. Saladrigas serves as a director of Progress Energy, Inc.; Carolina Power & Light Company and Florida Progress Corporation.

Mr. Salter, Lead Director, became a member of our Board of Directors in April 1999 and was appointed Lead Director in May 2004. Mr. Salter is the retired President of the Specialty Retail division of Sears, Roebuck and Co., a position he held from March 1999 to December 1999. From November 1996 to March 1999, Mr. Salter served as President of the Home Stores division of Sears. From October 1995 to November 1996, he served as President of the Hardlines division of Sears, and from April 1993 to October 1995, he served as the Vice President and General Manager of the Home Appliances and Electronics division of Sears.

Ms. Spinelli, Director, became a member of our Board of Directors in November 2002. Ms. Spinelli has been the Senior Vice President, People for PetSmart, Inc., a retail supplier of pet products and services, since September 2003. Previously, Ms. Spinelli served as the Senior Vice President of People of RadioShack Corporation, a position she held from December 1999 to June 2003. From July 1998 to December 1999, she served as Vice President of People of RadioShack Corporation. From February 1997 to July 1998, Ms. Spinelli served as Corporate Vice President of Organizational Development of Wal-Mart Stores, Inc. From March 1993 to February 1997, Ms. Spinelli served as Vice President of Human Resources of McLane Company, Inc., a division of Wal-Mart Stores, Inc.

None of the nominees to our Board of Directors has any family relationship with any other nominee or with any of our executive officers.

Board Meetings and Committees

Our Board of Directors met five times during 2005. Each director attended 75% or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served. We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”). In addition, we have a Finance Committee that was established during 2005. The following table sets forth the names of each committee member, the primary responsibilities of each committee and the number of times each committee met in 2005:

Name of Committee and Members	Primary Responsibilities	# of Meetings in 2005
Audit Carlos A. Saladrigas (Chair) John C. Brouillard Darren R. Jackson	• monitors the integrity of our financial statements, reporting processes, internal controls, risk management and legal and regulatory compliance; • selects, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm; pre-approves all audit and permitted non-audit services; • monitors the qualifications, independence and performance of our independent registered public accounting firm; and • oversees our internal audit function.	15
Compensation Francesca M. Spinelli (Chair) John C. Brouillard Gilbert T. Ray William L. Salter	• reviews and approves our executive compensation philosophy; • annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of these goals; • determines the compensation of our executive officers and key members of management; and • administers our incentive and equity-based compensation plans.	6
Finance William S. Oglesby (Chair) Lawrence P. Castellani Darren R. Jackson	• reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines and deployment of capital and short-term and long-term financing; • reviews significant relationships with commercial banks and investment banks; • reviews all aspects of financial planning, strategic planning, cash uses and our expansion program; and • reviews and recommends the annual budget to the Board.	6
Nominating and Corporate Governance Gilbert T. Ray (Chair) William S. Oglesby William L. Salter	• assists the Board in identifying, evaluating and recommending candidates for election to the Board; • establishes procedures and provides oversight for evaluating the Board and management; • develops, recommends and reassesses our corporate governance guidelines; and • evaluates the size, structure and composition of the Board and its committees.	3

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our web site at www.AdvanceAutoParts.com.

Corporate Governance

Majority of Independent Directors

Our Board of Directors, after consultation with and the recommendation of the Nominating and Corporate Governance Committee, determined that Messrs. Brouillard, Jackson, Oglesby, Ray, Saladrigas, Salter and Ms. Spinelli are each “independent” directors and that Mr. LaHowchic will be an “independent” director under the listing standards of the NYSE, because each of these directors or nominees: (1) has no material relationship with us or our subsidiaries, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries, and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards. The Board of Directors made this determination, after assessing the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation, based upon all facts and circumstances known to the Board of Directors, including, among other things, a review of questionnaires submitted by these directors and Mr. LaHowchic, an interview with each director or nominee and a review of a recent resume or biography of each director or nominee.

Our Board of Directors reviews each director’s status under this definition annually with the assistance of the Nominating and Corporate Governance Committee. Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Non-Management Directors

During 2005, the non-management directors on our Board of Directors met a total of five times. In addition, the independent directors met separately one time during 2005. Mr. Salter has served as lead director since May 2004. The lead director was the presiding director at these meetings. For 2006, our non-management directors are scheduled to meet separately in conjunction with each of the five scheduled meetings of the Board of Directors.

Stockholder and Interested Party Communications with our Board of Directors

Communications with our Board of Directors Generally. Stockholders who desire to communicate with our Board of Directors, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to our Board of Directors, c/o Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel. The general counsel will not edit or modify any such communication received and will forward each such communication to the appropriate director or directors, as specified in the communication. If the envelope containing a communication that a stockholder wishes to be confidential is conspicuously marked “Confidential,” the general counsel will not open the communication. Communications will be forwarded by the general counsel to our Board of Directors or any specified directors on a bi-monthly basis. The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity. In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders. At our 2005 annual meeting of stockholders, all directors were in attendance.

Interested Party Communications with our Independent Directors. Any interested party, including stockholders, who desire to communicate directly with one or more of the independent directors, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors, c/o Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel. The general counsel will not open any such communication received and will forward each such communication to the appropriate independent director or directors, as specified in the communication. Such communications will not be disclosed to the non-independent members of our Board of Directors or management unless so instructed by the independent directors. Communications will be forwarded by the general counsel to the independent director or directors, as the case may be, on a bi-monthly basis. The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

Stockholder Recommendations for Director Candidates. The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors. Any stockholder who desires to recommend a director candidate must submit the recommendation in writing and follow the procedures set forth in our by-laws. The committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder. You may obtain a copy of our by-laws by requesting a copy from our corporate secretary at Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012. Our by-laws also are available on our web site at www.AdvanceAutoParts.com.

The committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole. The committee considers such factors as the candidate’s business experience, skills, independence, judgment and ability and willingness to commit sufficient time and attention to the activities of the Board. At a minimum, committee-recommended candidates for nomination must posses the highest personal and professional ethics, integrity and values and commit to representing the long-term interests of our stockholders.

Guidelines on Significant Governance Issues

The responsibility of our Board of Directors is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board of Directors has adopted guidelines on the following significant governance issues:

•
the structure of our Board of Directors including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board of Directors;

•
Board procedural matters, including among other things, selection of chairman of the Board of Directors, Board meetings, Board communications, retention of counsel and advisors and our expectations regarding the performance of our directors;

•
committee matters including, among other things, the types of committees, charters of committees, independence of committee members, chair of committees, service of committee members, committee agendas and committee minutes and reports;

•	chief executive officer evaluation, management development and succession planning;
•	code of conduct; and
•
other matters, including our policy prohibiting Company loans, charitable contributions, use of the corporate airplane, auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors and confidential stockholder voting.

A complete copy of our guidelines on significant governance issues is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by request to our corporate secretary at 5673 Airport Road, Roanoke, Virginia 24012.

Code of Ethics and Business Conduct

We expect and require all of our employees, who we refer to as our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards. Accordingly, we have adopted a code of ethics and business conduct, which outlines our commitment to and expectations for honest and ethical conduct by all of these persons and parties in their business dealings. A complete copy of the code of ethics and business conduct is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by request to our corporate secretary at 5673 Airport Road, Roanoke, Virginia 24012.

Code of Ethics for Finance Professionals

We also have adopted a code of ethics for finance professionals to promote and provide for the ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting. Our finance professionals include our chief executive officer, chief financial officer, controller and any other person performing similar functions. We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in reports and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) and other regulators or in any public communications and to comply with all applicable laws, rules and regulations, to deter wrongdoing. Our code of ethics for finance professionals is intended to supplement our code of ethics and business conduct. A complete copy of the code of ethics for finance professionals is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by request to our corporate secretary at 5673 Airport Road, Roanoke, Virginia 24012.

Non-Management Director Compensation

Under our compensation program, each non-management director receives an annual retainer of $25,000. Non-management directors receive additional retainers or fees as set forth in the following table:

Board Participation	Retainer/Fee
Chairman	$125,000
Lead Director	$ 25,000
Audit Committee Chair	$ 15,000
Committee Chair (Non-Audit)	$ 10,000
Attendance at each Board Meeting	$ 2,000
If Attendance is Telephonic	$ 1,000
Attendance at each Committee Meeting	$ 1,000
If Attendance is Telephonic	$ 750

Each non-management director may elect to receive all or a portion of their annual retainers and fees on a deferred basis in the form of deferred stock units. Each deferred stock unit is equivalent to one share of our common stock. Deferred stock units are payable in the form of common stock to participating directors at a future date or over a specified period of time as elected by the participating director.

In addition, each non-management director receives the following equity based compensation, which has been adjusted to reflect the 3-for-2 stock split in September 2005.

•
upon appointment to the Board, an initial grant of 7,500 options (such options vest over three years and expire after seven years) and 825 deferred stock units (such deferred stock units are fully vested upon grant but are not available for distribution until the director’s service on the Board of Directors ends); and

•
an annual grant of 7,500 options and 825 deferred stock units (such grants vest and expire or become payable upon the same terms as the initial grant). Each director’s first annual grant is prorated based upon the number of days served as a director during the year preceding the first annual grant.

In 2005, the Company provided holiday gifts and complimentary hotel accommodation to non-management directors. The value of these personal benefits to any individual director did not exceed $1,300. In addition, the Company presented a gift valued at approximately $6,900 to Mr. Nicholas F. Taubman (see “Related-Party Transactions”) upon his departure from the Board in November 2005.

As discussed in the "Executive Employment Agreement" section of the proxy statement, upon Mr. Castellani's retirement as chief executive officer, he continued to serve as chairman of the Board with a retainer of $125,000 in addition to normal director fees for service as non-executive chairman until the May 2006 meeting of the Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves on the compensation committee of any other company or board of directors of any other company of which any member of our Compensation Committee is an executive officer.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2006

Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2006. Deloitte & Touche LLP also served as our independent registered public accounting firm for fiscal 2005. You are being asked to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2006.

Members of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if Deloitte & Touche LLP’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for 2006.

2005 and 2004 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte & Touche LLP for 2005 and 2004 for the following professional services:

	2005	2004
	($ in thousands)	($ in thousands)
Audit Fees (a)	$1,247	$1,511
Audit-Related Fees (b)	81	-
Tax Fees (c)	32	36
All Other Fees	-	-
Total	$1,360	$1,547

(a)	Fees for audit services billed in 2005 and 2004 consisted of:
	•	audit of our annual financial statements
	•	reviews of our quarterly financial statements
	•	attestation of management’s assessment and effectiveness of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404
	•	statutory and regulatory audits, consents and other services related to SEC matters
(b)	2005 audit-related fees consist of due diligence services associated with mergers and acquisitions.
(c)	Fees for tax services related to property taxes and an annual license fee for tax preparation software. Professional service firms other than Deloitte & Touche LLP provide other tax consulting and preparation services. These fees are not included in the table above.

The Audit Committee of the Board of Directors is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee approved all services provided by Deloitte & Touche LLP during 2005.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2006.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers at March 29, 2006.

Name	Age	Position
Michael N. Coppola	57	President and Chief Executive Officer and Director
Paul W. Klasing	46	Executive Vice President, Stores
Michael O. Moore	55	Executive Vice President, Chief Financial Officer
David B. Mueller	47	Executive Vice President, Merchandising and Marketing
Elwyn G. Murray III	39	Executive Vice President, Administration
Jimmie L. Wade	51	Executive Vice President, Business Development
Eric M. Margolin	52	Senior Vice President, General Counsel and Secretary

Keith A. Oreson	49	Senior Vice President, Human Resources

Our executive officers are elected by and serve at the discretion of our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Coppola, who is also a Director and whose business experience is set forth in the “Information Concerning Members of Our Board of Directors” section of this proxy statement.

Mr. Klasing, Executive Vice President, Stores, joined us in April 1995 and has held his current position since August 2003. From October 1999 to August 2003, Mr. Klasing served as Executive Vice President, Merchandising and Marketing. From July 1997 to October 1999, Mr. Klasing served as our Senior Vice President, Purchasing. Prior to July 1997, Mr. Klasing held various other positions with us.

Mr. Moore, Executive Vice President, Chief Financial Officer, joined us in December 2005. Prior to joining Advance, Mr. Moore worked for Cato Corporation from 1998 to December 2005, where he served as Executive Vice President, Chief Financial Officer and Secretary. Mr. Moore also served on Cato’s Board of Directors. Prior to Cato, Mr. Moore served as Vice President and Chief Financial Officer for the Party Experience, a privately held specialty party goods retailer, from 1997 to 1998. From 1994 to 1997, he worked for David’s Bridal where he held the positions of Executive Vice President and Chief Operating Officer from 1994 to 1995, and Executive Vice President and Chief Financial Officer from 1995 to 1997. Prior to 1994, Mr. Moore worked for Bloomingdale’s, where he held a variety of positions and ultimately served as Senior Vice President and Chief Financial Officer.

Mr. Mueller, Executive Vice President, Merchandising and Marketing, joined us in March 2003 and has held his current position since November 2004. From October 2003 to November 2004, Mr. Mueller served as Senior Vice President, Merchandising and Marketing. From March 2003 to October 2003, he served as Vice President, Merchandising Support. Before joining Advance, Mr. Mueller served as Director of Operations for Nutrition Warehouse, a vitamin supplements company, from December 2000 to March 2003. From February 1999 to December 2000, he served as a partner in a privately held retail company. From January 1997 to January 1999, he served as Director of Natural and Organic Marketing with Tops Friendly Markets, a division of Ahold USA, and served as Director of Category Management for Ahold USA from January 1995 to December 1996. Prior to 1995, Mr. Mueller served as Vice President of Merchandising for Fresh Fields, a privately owned supermarket chain.

Mr. Murray, Executive Vice President, Administration, joined us in April 2005. Before joining Advance, Mr. Murray served in a variety of positions for Food Lion, LLC. From May 2002 to January 2005, he served as Senior Vice President of Store Operations. From January 2001 to April 2002, he served as Senior Vice President of Procurement, Distribution and Quality Assurance. From July 1999 to December 2000, he served as Vice President of Procurement and Pricing, and from December 1998 to June 1999, he held the position of Vice President of Marketing. Prior to 1998, Mr. Murray held a number of other positions with Food Lion, LLC in a variety of functional areas including category management, information technology and purchasing.

Mr. Wade, Executive Vice President, Business Development, joined us in February 1994 and has held his current position since May 2005. Mr. Wade was named President in October 1999 and was named Chief Financial Officer in March 2000. He served as President and Chief Financial Officer through August 2003 and served as President until May 2005. Mr. Wade also served as our Secretary from March 2000 until April 2001. Prior to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, a regional department store company. Mr. Wade is a certified public accountant.

Mr. Margolin, Senior Vice President, General Counsel and Secretary, joined us in April 2001. From 1993 to June 2000, Mr. Margolin was Vice President, General Counsel and Secretary of Tire Kingdom, Inc., a retailer of tires and provider of automotive services, which now operates as TBC Corporation, a subsidiary of Sumitomo Corporation of America. Prior to 1993, Mr. Margolin served as the general counsel for several companies in the apparel manufacturing and retail field.

Mr. Oreson, Senior Vice President, Human Resources, joined us in May 2005. Before joining Advance, Mr. Oreson served as Vice President of Human Resources for Frank’s Nursery & Crafts, Inc. from 1998 to 2005. From 1993 to 1997, he served as Senior Vice President, Human Resources for ARAMARK Uniform Services. Prior to 1993, Mr. Oreson worked for Pizza Hut, a division of PepsiCo where he held a variety of positions, ultimately serving as Division Director, Human Resources.

There are no family relationships among any of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock at March 29, 2006 by:

•	each person or entity known to us that beneficially owns more than 5% of our common stock;
•	each member of our Board of Directors;
•	each of our executive officers named in the “Summary Compensation Table” included in the “Executive Compensation” section of this proxy statement; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 29, 2006 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012. Unless otherwise indicated in the footnotes below the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change of control of us.

The percentages of common stock beneficially owned are based on 107,919,752 shares of our common stock outstanding at March 29, 2006.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Federated Investors, Inc.(1) Federated Investors Tower Pittsburgh, Pennsylvania 15222-3770	11,211,500	10.4%

Lone Pine Capital, LLC(2) Two Greenwich Plaza Greenwich, Connecticut 06830	6,946,447	6.4%

Lawrence P. Castellani(3)	583,629	*

Michael N. Coppola(4)	415,468	*

John C. Brouillard(5)	9,911	*

Darren R. Jackson(6)	6,096	*

William S. Oglesby(7)	8,257	*

Gilbert T. Ray(8)	20,082	*

Carlos A. Saladrigas(9)	31,650	*

William L. Salter(10)	33,453	*

Francesca M. Spinelli(11)	33,563	*

Paul W. Klasing(4)(12)	409,000	*

Michael O. Moore	-	*

David B. Mueller(4)	60,000	*

Elwyn G. Murray III(4)	30,000	*

Jimmie L. Wade(4)	344,999	*

Jeffrey T. Gray(13)	30,000	*

All executive officers and directors as a group (17 persons)(14)	2,099,018	1.9%

_______________

*	Less than 1% of the outstanding shares of common stock

(1)
According to Amendment No. 4 to a Schedule 13G filed with the SEC on February 14, 2006 by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which are investment advisors to registered investment companies and separate accounts that beneficially own 11,211,500 shares.

All shares of Federated Investors, Inc. are held in the Voting Shares Irrevocable Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.
(2)
According to a Schedule 13G filed with the SEC on February 14, 2006 by Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Cascade, L.P., Lone Sierra, L.P., Lone Pine Associates LLC, Lone Pine Members LLC, Lone Pine Capital LLC and Stephen F. Mandel, Jr. Lone Pine Associates LLC is the general partner of Lone Spruce, Lone Sequoia and Lone Balsam. Lone Pine Members LLC is the general partner of Lone Cascade and Lone Sierra.

(3)	Includes 555,000 shares of our common stock subject to options exercisable within 60 days of March 29, 2006.
(4)
Includes shares of our common stock subject to options beneficially owned by the following persons and exercisable within 60 days of March 29, 2006: Mr. Coppola-358,000 options; Mr. Klasing-355,000 options; Mr. Mueller-60,000 options; Mr. Murray-30,000 options; and Mr. Wade-314,999 options.

(5)	Includes 2,411 shares of our common stock issuable with respect to deferred stock units and 7,500 shares of our common stock subject to options exercisable within 60 days of March 29, 2006.
(6)	Includes 1,512 shares of our common stock issuable with respect to deferred stock units and 4,584 shares of our common stock subject to options exercisable within 60 days of March 29, 2006.
(7)	Includes 1,799 shares of our common stock issuable with respect to deferred stock units and 3,959 shares of our common stock subject to options exercisable within 60 days of March 29, 2006.
(8)	Includes 1,857 shares of our common stock issuable with respect to deferred stock units and 13,125 shares of our common stock subject to options exercisable within 60 days of March 29, 2006.
(9)	Includes 1,650 shares of our common stock issuable with respect to deferred stock units and 30,000 shares of our common stock subject to options exercisable within 60 days of March 29, 2006.
(10)	Includes 1,995 shares of our common stock issuable with respect to deferred stock units and 29,583 shares subject to options beneficially owned and exercisable within 60 days of March 29, 2006.
(11)	Includes 2,063 shares of our common stock issuable with respect to deferred stock units and 30,000 shares subject to options and exercisable within 60 days of March 29, 2006.
(12)	Includes indirect ownership of 54,000 shares held by Mr. Klasing’s wife.
(13)	Mr. Gray resigned his position in December 2005.
(14)
Includes 15,546 shares of our common stock issuable with respect to deferred stock units and 1,840,750 shares of our common stock subject to options beneficially owned and exercisable within 60 days of March 29, 2006 by our executive officers and directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2005, with the following exceptions: the exercise of 8,000 employee stock options and the related sale of stock on June 6, 2005, by Mr. Margolin was reported on a late-filed Form 4 on June 14, 2005; the acquisitions on December 2, 2005 of 19 deferred stock units by Mr. Margolin and 20 deferred stock units by Mr. Oreson were reported on late-filed Forms 4 on December 7, 2005; and the gift of shares of stock by Mr. Klasing to his wife on January 30, 2004, which shares continued to be attributed to his ownership, was reported on a late-filed Form 4 on November 23, 2005.

STOCK PRICE PERFORMANCE

The following graph shows a comparison of our cumulative total return on our common stock, Standard & Poor’s 500 Index and the Standard & Poor’s 500 Specialty Retail Index. The graph assumes that the value of an investment in our common stock and in each such index was $100 on November 29, 2001, the date our common stock first became publicly traded, and that any dividends have been reinvested. The comparison in the graph below is based solely on historical data and is not intended to forecast the possible future performance of our common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
ADVANCE AUTO PARTS, INC., S&P 500 INDEX
AND S&P 500 SPECIALTY RETAIL INDEX

	Nov 29 2001	Dec 29 2001	Dec 28 2002	Jan 3 2004	Jan 1 2005	Dec 31 2005
Advance Auto Parts, Inc.	$100	$117.04	$122.24	$202.54	$217.31	$324.33
S&P 500 Index	$100	$101.95	$78.14	$100.75	$112.06	$117.56
S&P 500 Specialty Retail Index	$100	$112.21	$72.76	$105.54	$120.98	$124.44

The information contained under the captions “Stock Price Performance” and “Report of the Compensation Committee on Executive Compensation” (which follows the Report of the Audit Committee) shall not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into a filing.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board of Directors. We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Advance’s Board of Directors has determined the committee’s current chair, Mr. Saladrigas, is the Audit Committee “financial expert,” as defined by SEC rules.

Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Advance’s independent registered public accounting firm, or “independent accountants,” are responsible for auditing its consolidated financial statements and providing an opinion as to its conformity with accounting principles generally accepted in the United States as well as attesting and reporting on management’s assertion regarding the effectiveness of its internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States, and on the representations of independent accountants included in their report on Advance’s financial statements.

During 2005 we met 15 times, including 10 times via conference call. We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks. During 2005 and subsequent to the end of the year, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2005;
•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;
•	met with management and the independent accountants to review and approve the fiscal year 2005 audit plan;
•	met regularly with both the independent accountants and internal audit outside the presence of management;
•
met with management and the independent accountants to review the audited financial statements for the year ended December 31, 2005, and internal controls over financial reporting as of December 31, 2005;

•	reviewed and approved the quarterly and annual reports prior to filing with the SEC;
•	reviewed and approved the quarterly earnings press releases and other financial press releases;
•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
•	reviewed the processes by which risk is assessed and mitigated; and
•	completed all other responsibilities under the audit committee charter.

We have discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee), which includes a review of significant accounting estimates and Advance’s accounting practices. We also discussed the effectiveness of internal controls. In addition, we have received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board of Directors that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended December 31, 2005.

We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence, and have determined the provision of the non-audit services are compatible with the independent accountants’ independence. Accordingly, we have approved retention of Deloitte & Touche LLP as Advance’s independent registered public accounting firm for fiscal year 2006.

We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended changes, which were approved by the Board of Directors.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair
John C. Brouillard
Darren R. Jackson

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

We are responsible for the review and determination of compensation awarded to Advance’s executive officers (including the named executive officers) and key members of management, including authorizing awards under Advance’s long-term incentive plan. We operate under a written Compensation Committee charter adopted by the Board. We met six times during 2005.

Compensation Philosophy

Our general compensation philosophy is to ensure that:

•	compensation for executive officers is tied to annual and long-term Company performance goals that are structured to align the interests of executive officers with those of Advance’s stockholders;
•	a significant portion of total compensation is equity-based, thereby further aligning the interests of executive officers and Advance’s stockholders; and
•
executive compensation is comparable with compensation levels at major competitors so that Advance can attract, retain and motivate superior management talent who are essential to Advance’s long-term success.

There are two primary elements of compensation provided to Advance’s executive officers:

•
annual compensation, which includes (1) base salary intended to provide a salary at a level consistent with individual contributions, and (2) annual incentive bonuses intended to link annual compensation to Advance’s performance; and

•	long-term incentive compensation, which includes stock options or other equity-based compensation, intended to encourage the maximization of stockholder value.

Evaluation and Approval of Annual and Long-Term Incentive Compensation

Each year we review and evaluate the compensation programs for executive officers and key members of management. We review information provided by leading executive compensation consultants to establish the appropriate level and basis of base salary, annual bonus opportunity and long-term incentive opportunities for executive officers and other key members of management. We conduct this review near the beginning of each fiscal year, at which time we also approve annual base salaries, criteria for bonus incentive plans and long-term incentive compensation.

We attempt to link executive compensation for each executive officer to those variables over which the executive generally has control. Included in our criteria for making salary adjustments, bonus payments and stock option awards, are achievements against the following targets:

•
financial targets, which include growth in the Company’s operating income, improvement in operating income margin, revenue growth, comparable store sales growth, and achievement of specified inventory goals; and

•
non-financial targets, which include building organizational talent, development and implementation of key operating and strategic business initiatives, and enhancement of management performance throughout the Company.

Annual Compensation

Base Salary. When establishing base salary for each executive officer, we consider Advance’s performance, each executive’s individual performance and the executive’s level of experience, responsibilities and tenure, particularly in relation to other executive officers and key members of management. We aim to position base salaries annually for Advance’s executive officers at levels consistent with the median of the retail market.

Annual Incentive Bonus. Advance’s bonus plan provides for the payment of cash bonuses based upon Advance’s performance in relation to the predetermined financial targets established at the beginning of the year. We aim to establish bonus targets annually at industry median levels, with opportunity above median for corresponding higher performance. The overall bonus potential, calculated as a percentage of base salary, varies depending upon the level of the executive position. For 2005, our named executives’ bonus potential ranged from zero to 114% of individuals’ bonus targets. The maximum payout required the Company to exceed all predetermined financial targets.

We met in November 2004 and established financial performance targets for 2005, which consisted of operating income, sales growth and achievement of specified inventory goals. These targets are weighted based on the significance of the key performance indicators in driving stockholder value. Excluding the incentive bonuses paid to Mr. Castellani for 2005 and 2004 and to Mr. Coppola for 2005, we approved the payment of incentive bonuses to Advance’s named executive officers equal to an aggregate of $1,457,768 in 2005, compared to incentive bonuses of $864,650 for 2004. The magnitude of change between 2004 and 2005 is attributable to changes in size of the executive officer group and improved performance against targets in 2005. We approved the payment of these incentive bonuses based on the level of achievement toward the above pre-established targets.

Long-Term Incentive Compensation

To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives, we also grant employee stock options to Advance’s executive officers under the Advance Long-Term Incentive Plan, approved by shareholders in May 2004. Guidelines for stock option awards are established for positions within the Company based on the expected impact the position has on increasing stockholder value. Individual executives’ stock option grants are determined based on recent performance toward specific goals to impact shareholder value. Such specific goals differ among executives, but all measures are related to the enhancement of stockholder value. In 2005, we approved the grant of options to Advance’s named executive officers (excluding Messrs. Castellani and Coppola) to purchase 502,500 shares of common stock (post stock-split) compared to the grant in 2004 of options to the named executive officers (excluding Mr. Castellani) to purchase 592,500 shares of common stock (post stock-split).

Chief Executive Officer Compensation for 2005

Our committee is responsible for reviewing the chief executive officer’s compensation each year, consistent with the philosophies and goals set forth above. The transition from Mr. Castellani to Mr. Coppola as chief executive officer occurred as planned in May 2005. Mr. Coppola’s salary was $450,000 at the beginning of 2005 until he assumed the position of chief executive officer in May 2005, at which time his salary was increased to $750,000. Based on his performance in 2005, Mr. Coppola’s salary will be increased to $780,000 effective at the same time of other Team Member salary changes in April 2006.

The chief executive officer’s salary is based upon achievement of quantitative and qualitative factors for the fiscal year along with data and expert advice provided by external compensation consultants to the committee. Mr. Coppola’s compensation reflects his individual leadership displayed throughout the year and his pay relative to that of chief executive officers of comparable retail companies.

Mr. Coppola and Mr. Castellani had a target bonus opportunity equal to 100% of base salary, with a maximum payout of just over 114% of base salary, based on full year 2005 results. Mr. Coppola was paid $770,849 in 2006 based on the results of fiscal 2005 in accordance with the provisions of the bonus plan and measures approved by us in the beginning of 2005. Mr. Castellani was paid a $275,250 incentive bonus in 2006 for his contribution to our 2005 results during his time as chief executive officer in 2005. This payment was pro-rated for his tenure in position and was based on the bonus plan approved for the position of chief executive officer. Mr. Coppola’s bonus opportunity for 2006 provides a maximum 200% of base salary under the provisions of the 2006 bonus plan. Payout of maximum bonus requires that all performance measures be far exceeded.

In recognition of his contribution to the Company’s success during his tenure as chief executive officer and his commitment to continue providing leadership as chairman of the Board of Directors, Mr. Castellani received a grant of options to purchase 180,000 shares of common stock in February 2005, at an exercise price of $33.37 per share, as adjusted for the September 2005 stock split. In February 2005, Mr. Coppola received a grant of options to purchase 300,000 shares of common stock, at an exercise price of $33.37 per share, as adjusted for the September 2005 stock split, in anticipation of his assumption of the chief executive officer role in May 2005, and in recognition of his accomplishments of improving organizational effectiveness and operating results as we finished 2004. Mr. Coppola received no other grants in 2005. Mr. Coppola’s and Mr. Castellani’s option grants vest equally over a three-year period and expire in 2012.

Internal Revenue Code Section 162(m)

We consider the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the corporation’s named executive officers, other than compensation that is performance-based under a plan that is approved by stockholders and that meets certain other technical requirements. In 2004, Advance’s long-term incentive plan was approved by its stockholders in order to exclude from the $1 million limit any performance based compensation resulting from options or other awards granted under the plan to its “named executive officers.”

We consider the anticipated tax treatment to Advance and the executive officers in our review and establishment of compensation programs and payments. We intend to structure all compensation payments to meet the requirements of Section 162(m), but may approve compensation payments that may not be tax deductible if we determine that such compensation would be in Advance’s best interests and those of its stockholders.

COMPENSATION COMMITTEE
Francesca M. Spinelli (Chair)
John C. Brouillard
Gilbert T. Ray
William L. Salter

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by the two individuals who served in the role of chief executive officer during 2005. Compensation information is also provided for the other four most highly compensated executive officers at the end of our last completed year. We refer to these persons, along with our chief financial officer, as our named executive officers. Additionally, compensation information is provided for our former chief financial officer.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards Securities Underlying Options(#)(2)
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual($) (1)		All Other Compensation($)(3)
Michael N. Coppola (4) President and Chief Executive Officer	2005 2004 2003	$634,622 361,414 259,869	$770,849 222,784 173,910	$ 5,713 3,266 -	300,000 255,000 87,000	$ 11,466 10,716 10,531

Lawrence P. Castellani (5) Chairman of the Board and Retired Chief Executive Officer	2005 2004 2003	267,808 690,414 679,566	275,250 522,226 482,130	45,559 29,232 23,476	180,000 180,000 180,000	9,700 13,210 12,750
Paul W. Klasing Executive Vice President, Stores	2005 2004 2003	275,787 266,825 253,249	285,739 160,048 181,809	1,969 - -	90,000 90,000 105,000	8,695 8,650 9,063

Michael O. Moore (6) Executive Vice President, Chief Financial Officer	2005 2004 2003	24,519 - -	- - -	- - -	45,000 - -	269,750 - -

David B. Mueller Executive Vice President, Merchandising and Marketing	2005 2004 2003	256,006 202,836 115,002	264,595 116,602 68,443	1,071 841 15,086	90,000 60,000 -	375 527 22,426

Elwyn G. Murray III (7) Executive Vice President, Administration	2005 2004 2003	213,460 - -	228,228 - -	11,672 - -	90,000 - -	17,702 - -

Jimmie L. Wade Executive Vice President, Business Development	2005 2004 2003	399,955 436,160 367,014	422,092 261,609 275,464	280 - -	135,000 135,000 165,000	9,355 9,693 9,412

Jeffrey T. Gray (8) Former Executive Vice President, Chief Financial Officer	2005 2004 2003	250,016 232,873 192,099	257,114 103,607 105,439	- 2,776 -	52,500 52,500 63,000	216,763 8,396 9,065

(1)
This column includes tax reimbursements in conjunction with relocation expenses for Mr. Mueller in 2003 and for Mr. Murray in 2005. This column also includes the value of personal use of the Company aircraft calculated as the incremental cost to the Company and tax reimbursements related to personal use of the Company aircraft. The incremental cost to the Company for personal use of Company aircraft is calculated based on the primary variable operating costs to the Company, including fuel costs, maintenance costs and other miscellaneous variable costs. The amounts reported for 2003 and 2004 have been restated to reflect a change in valuation methodology from prior years in which the cost of the personal use of the Company aircraft had been calculated using the Standard Industrial Fare Level (SIFL) tables found in the Internal Revenue Service regulations.
(2)	All stock option grants are reported on a “post-split” basis, to reflect the 3-for-2 stock split effective September 26, 2005. No stock appreciation rights have been granted in any of the past three fiscal years.
(3)	Detail of all other compensation for each of our named executive officers is shown in the Summary of All Other Compensation table below.
(4)	Mr. Coppola became the chief executive officer in May 2005, after serving as executive vice president in his prior position.
(5)	Mr. Castellani transitioned from his position as chief executive officer and chairman of the Board to become the chairman of the Board in May 2005. Mr. Castellani’s compensation as a non-executive member of the Board of Directors is reflected in the portion of this proxy statement captioned “Non-Management Director Compensation”.
(6)	Mr. Moore joined us in December 2005. Mr. Moore’s employment offer included a commitment to pay a signing bonus of $266,000 in 2006 which is reported as all other compensation. Mr. Moore’s base annual salary upon commencement of his employment was $375,000.
(7)	Mr. Murray began his employment with us in April 2005 with an annual base salary of $300,000, which was increased to $375,000 effective January 1, 2006.
(8)	Mr. Gray, our former chief financial officer, resigned his position December 8, 2005. “All Other Compensation” for 2005 includes $208,347 to be paid to Mr. Gray under his severance and non-competition agreement entered into upon his resignation.

Summary of All Other Compensation

	Fiscal Year	401(k) ($)	Life Insurance(a)($)	Relocation($)	Other($)	Total All Other($)
Mr. Coppola	2005	$8,444	3,022	-	-	$ 11,466
	2004	7,886	2,830	-	-	10,716
	2003	8,426	2,105	-	-	10,531

Mr. Castellani	2005	7,828	1,872	-	-	9,700
	2004	7,342	5,868	-	-	13,210
	2003	7,849	4,901	-	-	12,750

Mr. Klasing	2005	8,285	410	-	-	8,695
	2004	7,918	732	-	-	8,650
	2003	8,596	467	-	-	9,063

Mr. Moore	2005	-	-	3,750	266,000	269,750
	2004	-	-	-	-	-
	2003	-	-	-	-	-

Mr. Mueller	2005	-	375	-	-	375
	2004	-	527	-	-	527
	2003	-	330	22,096	-	22,426

Mr. Murray	2005	-	169	17,533	-	17,702
	2004	-	-	-	-	-
	2003	-	-	-	-	-

Mr. Wade	2005	8,386	969	-	-	9,355
	2004	7,772	1,921	-	-	9,693
	2003	8,412	1,000	-	-	9,412

Mr. Gray(b)	2005	8,175	241	-	208,347	216,763
	2004	8,021	375	-	-	8,396
	2003	8,730	335	-	-	9,065

(a)	Represents the portion of premiums paid by us for group term life insurance exceeding $50,000.
(b)	Severance payments will be made to Mr. Gray during 2006 in conjunction with his severance agreement.

Option Grants in Last Fiscal Year

Under the 2004 Long Term Incentive Plan, each executive officer was granted non-qualified stock options during 2005. The following table sets forth information concerning options granted in 2005 to each of our named executive officers:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees In 2005	Exercise or Base Price Per Share($)(1)	Expiration Date	5%($)	10%($)

Michael N. Coppola	300,000	13.8%	$33.37	2/22/2012	$4,075,482	$9,497,607

Lawrence P. Castellani	180,000	8.3%	33.37	2/22/2012	2,445,289	5,698,564

Paul W. Klasing	90,000	4.1%	33.37	2/22/2012	1,222,645	2,849,282

Michael O. Moore	45,000	2.1%	42.10	12/19/2012	771,252	1,797,345

David B. Mueller	90,000	4.1%	33.37	2/22/2012	1,222,645	2,849,282

Elwyn G. Murray III	90,000	4.1%	33.57	4/20/2012	1,229,973	2,866,359

Jimmie L. Wade	135,000	6.2%	33.37	2/22/2012	1,833,967	4,273,923

Jeffrey T. Gray	52,500	2.4%	33.37	2/22/2012	713,209	1,662,081

(1)	Represents the fair market value of the underlying shares of common stock at the time of the grant.
(2)
The potential realizable value is calculated assuming that the fair market value of our common stock appreciates at the indicated annual rate compounded annually for the entire seven-year term of the option, and that the option is exercised and the underlying shares of our common stock sold on the last day of its seven-year term for the appreciated stock price. The assumed 5% and 10% rates of appreciation do not represent our estimate of the future prices or market value of our common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information with respect to our named executive officers concerning option exercises for 2005 and exercisable and unexercisable stock options held as of December 31, 2005:

			Number of Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-the-Money Options at December 31, 2005($) (1)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael N. Coppola	-	-	209,000	499,000	$5,150,815	$6,898,610
Lawrence P. Castellani	1,380,000	$44,379,584	375,000	360,000	10,379,880	5,686,020
Paul W. Klasing	99,000	3,422,432	265,000	185,000	7,894,690	2,938,610
Michael O. Moore	-	-	-	45,000	-	61,200
David B. Mueller	-	-	20,000	130,000	332,000	1,571,830
Elwyn G. Murray III	-	-	-	90,000	-	890,370
Jimmie L. Wade	111,000	2,423,367	184,999	280,000	4,590,556	4,401,315
Jeffrey T. Gray	42,000	1,267,000	74,500	108,500	1,786,228	1,654,623
_______________
(1)
Values for “in-the-money” outstanding options represent the positive spread between the respective exercise prices of the outstanding options and $43.46 per share, the closing price for our common stock on December 30, 2005 as reported by the NYSE.

Executive Employment Agreements

Mr. Castellani was appointed our Chief Executive Officer and began employment on February 1, 2000, at which time he signed an employment and non-competition agreement. Mr. Castellani’s employment agreement had an initial term of two years, and renewed automatically each year thereafter unless his employment was terminated by Mr. Castellani or by us. The agreement provided for a base salary of $600,000, subject to annual increases at the discretion of the Board of Directors, and an annual cash bonus based on our achievement of performance targets established by the Board of Directors. In the event Mr. Castellani’s employment was terminated without cause, or he terminated his employment for good reason, as defined in the employment agreement, the agreement provided that he would receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment, and the pro rata share of the bonus due to Mr. Castellani prior to the termination of employment. Mr. Castellani agreed not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors until one year after the effective date of termination of his employment. This agreement terminated upon Mr. Castellani’s retirement as our employee in May 2005. Mr. Castellani remained as chairman of the Board subsequent to that date. As compensation for being non-executive chairman, he received a retainer of $125,000 in excess of normal director fees until the May 2006 meeting of the Board.

On April 15, 1998, Messrs. Klasing and Wade entered into employment agreements with us. These agreements contain severance provisions that provide for one year of base salary upon termination of employment, by us without cause or by the employee with good reason as defined in the employment agreement, less any amounts earned in other employment, and the pro rata share of the bonus due to the employee prior to the termination of employment. The agreements extend from year-to-year unless terminated by the employee or us. Other provisions require us to pay bonuses earned by the employee upon our achievement of certain financial targets that are approved by our Board of Directors, and an agreement by the employee not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors. In February 2006, the Company notified Messrs. Klasing and Wade of its intention not to renew these agreements upon the expiration of the current term of the agreement on April 15, 2006 in anticipation of entering into new employment agreements.

Effective March 31, 2006, Messrs. Coppola, Klasing, Moore, Mueller, Murray, and Wade entered into employment agreements with the Company. These agreements supersede any existing employment agreements or arrangements. The agreements contain severance provisions that provide for payment of one year of base salary upon termination of employment, by the Company without cause or by the employee with good reason as defined in the employment agreement, and the pro rata share of the bonus and unused vacation due to the employee prior to the termination of employment. The initial term of the agreements is one year, and the agreements extend from year-to-year unless terminated by the employee or the Company. Other provisions require us to pay bonuses earned by the employee upon our achievement of certain financial targets that are approved by our Board of Directors, and an agreement by the employee not to compete with the Company, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment. In the case of death, a lump sum amount equal to the executive’s annual salary shall be paid to his designated beneficiary or estate. In the case of termination of employment due to disability as defined in the agreement, the executive will receive an amount equal to 30 percent of his base salary for a one year period.

RELATED-PARTY TRANSACTIONS

Mr. Nicholas F. Taubman served as a member of our Board of Directors from February 2004 until he resigned in November 2005 to accept the appointment as U.S. Ambassador to Romania. We lease our Roanoke, Virginia distribution center, an office and warehouse facility, one warehouse, 14 of our stores and four former stores and have leased other former stores from Mr. Taubman or members of his immediate family. We lease a corporate facility from Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child and a grandchild of Mr. Taubman. All these affiliated leases are on a triple net basis. Lease expense for these affiliated leases was $2.9 million for 2005, $3.0 million for 2004 and $3.0 million for 2003.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholders intending to present a proposal at the 2007 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing at our offices at 5673 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 13, 2006. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

Stockholders intending to present a proposal at the 2007 annual meeting (but not to include the proposal in our proxy statement), or to nominate a person for election as a director, must comply with the requirements set forth in our by-laws. Our by-laws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 45 days and no more than 75 days prior to the anniversary of the date on which we first mailed the proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than January 27, 2007, and no later than February 26, 2007. The notice must contain the information required by our by-laws. You may obtain a print copy of our by-laws upon request from our corporate secretary at Advance Auto Parts, 5673 Airport Road, Roanoke, Virginia 24012. Our by-laws are also available on our web site at www.AdvanceAutoParts.com. Management may vote proxies in its discretion on any matter at the 2007 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph. In addition our CEO or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

OTHER MATTERS

The Board of Directors does not intend to present any other matters at the meeting and knows of no other matters which will be presented at the meeting.

A copy of our 2005 annual report of stockholders is being mailed to each stockholder of record together with this proxy statement. The annual report is not part of our proxy soliciting material.

                     By order of the Board of Directors,

                    Eric M. Margolin
                    Senior Vice President
                    General Counsel and Secretary
Roanoke, Virginia
April 12, 2006

APPENDIX A

ADVANCE AUTO PARTS, INC.
AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Advance Auto Parts, Inc. (the "Company" or "Advance") to assist the Board in monitoring (1) the integrity of the financial statements, reporting processes and internal controls of the Company and its subsidiaries, (2) the compliance by the Company and its subsidiaries with legal and regulatory requirements related to the production of timely and accurate financial statements, (3) the performance of the Company’s internal and independent auditors and (4) the qualifications and independence of the Company’s independent auditor. In addition, the Committee is responsible for preparing the Audit Committee report required by the Securities and Exchange Commission’s (“SEC”) proxy rules for inclusion in the Company’s annual proxy statement.

COMMITTEE COMPOSITION

The Committee shall have a minimum of three directors appointed by the Board at its annual meeting on the recommendation of the Nominating and Corporate Governance Committee. Each member of the Committee must meet the independence requirements of the Exchange Act and the requirements of the New York Stock Exchange (an “Independent Director”). Each member of the Committee shall be financially literate, as determined by the Board, or must become financially literate within a reasonable period of time after his or her appointment to the Board. At least one member of the Committee shall be a financial expert under the SEC’s rules as determined by the Board. A Committee member may not serve on the audit committees of more than two other public companies.

Additional members of the Committee may be appointed at any time by action of the Board. Members of the Committee may be removed at any time with or without cause by action of the Board, but in no event shall the Committee have fewer than three members.

AUTHORITY

The Committee shall have the full and exclusive authority to take any actions necessary to discharge its duties under this Charter. The Committee may take any actions consistent with this Charter, the Company’s by-laws and Certificate of Incorporation as the Committee or the Board deems necessary or appropriate.

The Committee shall have the independent authority to retain legal, accounting or other consultants to advise the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for compensating the Company’s independent auditor and any legal, accounting or other advisors retained independently by the Committee.

The Committee may not delegate any of its responsibilities to the Company’s management.

OVERSIGHT OF THE INDEPENDENT AUDITOR

The Committee shall:

1. Be directly responsible for the appointment, compensation, oversight and termination of the Company’s independent auditor (including resolution of disagreements between management, the independent auditor and the internal audit department regarding financial reporting). The Company's independent auditor shall report directly to the Committee.

2. Ensure that the Company’s independent auditor is and remains independent under all applicable rules and regulations, including establishing clear hiring policies for employees or former employees of the independent auditors.

3. At least annually, obtain and review a report by the independent auditor describing:

a.  the firm's internal quality-control procedures;

                b.  any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

c.  all relationships between the independent auditor and the Company, to assess the auditor’s independence.

4. Pre-approve audit services and permitted non-audit services to be performed by the Company’s independent auditor. The Committee may establish pre-approval policies and procedures. In the event the Committee pre-approves non-audit services by the Company’s independent auditor, or establishes pre-approval policies and procedures, it shall notify the Board.

5. Report to the Board in time for inclusion in the annual proxy statement all categories of audit fees required under SEC rules, including audit fees, audit-related fees, tax fees and all other fees.

OVERSIGHT OF THE INTERNAL AUDIT DEPARTMENT

The Committee shall:

1. Be directly responsible for the oversight of the Company’s internal audit department (including resolution of disagreements between management, the independent auditor and the internal audit department regarding financial reporting). The internal audit department shall report to the Committee.

2. Review with management the appointment, retention, compensation and replacement of the senior internal auditing executive.

3. Review any significant reports to management prepared by the Company's internal auditing staff and management's responses.

OVERSIGHT OF FINANCIAL MATTERS AND REGULATORY COMPLIANCE

The Committee shall:

1. Assist the Board to ensure that management properly develops and adheres to a sound system of internal controls and that procedures are in place to objectively assess management’s practices and internal controls.

2.  Ensure that outside auditors, through their own review, objectively assess the Company’s financial reporting practices and that the Company’s accounting policies are consistently applied.

3.  Make regular reports to the Board addressing the quality and integrity of the Company's financial statements, reporting processes, internal controls, accounting principles, regulatory compliance, the performance and independence of the independent auditors, and the performance of the Company's internal audit function.

4.  Prepare the "audit committee report" required by the rules of the SEC to be included in the Company's annual proxy statement.

5.  Review with the Company's General Counsel any legal matter that could have a material impact on the Company's financial statements.

6.  Be directly responsible for the oversight of the Company’s compliance office. The responsibility for the compliance office shall rest with the Company’s General Counsel. The compliance office shall report to the Committee.

7.  Ensure that before filing financial statements with the SEC the independent auditor reports to the Committee, the Company’s CEO and CFO: (1) all critical accounting policies and practices used by the Company, (2) all alternative accounting treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management.

8.  Review the Company's quarterly and annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to examine the effectiveness of the Company’s accounting and auditing principles and practices, disclosure controls and procedures, internal controls and disclosures made in management’s discussion and analysis. The Committee shall then recommend to the Board whether the audited financial statements should be included in the Company's quarterly or annual reports.

9.  Review with the independent auditor any problems or difficulties the auditor may have encountered during the audit and any management letter comments relating to accounting matters or internal controls provided by the independent auditor and the Company's response to that letter. Such review should address:

a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities, access to required information, personnel or disagreements with management.

b. Any changes required in the planned scope of the audit.

c. The internal audit department responsibilities, budget and staffing.

10. Review the reports of the CEO and CFO (in connection with their required certifications) regarding any significant deficiencies or material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the Company's internal controls.

11. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

12. Discuss guidelines and policies with respect to risk assessment and risk management.

13. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding financial reporting, accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or auditing matters.

14.  Review and approve the appointment of actuaries and other experts engaged by the Company to assist in estimates used in preparing financial statements.

MANAGING THE AUDIT COMMITTEE

The Committee shall:

1.  Review and reassess the adequacy of this Audit Committee Charter (the "Charter") annually and recommend any proposed changes to the Board for approval. The Charter will be included as an appendix to the annual stockholders' meeting proxy statement once every three years or in the next annual stockholders' meeting proxy statement after any significant amendment to the Charter.

2.  Review and assess annually the efficiency and effectiveness of the Audit Committee's performance.

MEETINGS

The Audit Committee shall meet at least quarterly, but as frequently as circumstances may require. Meetings of the Audit Committee may be held with or without notice at such time and place as may be designated from time to time in advance by the Committee ("Regular Meeting"). Meetings which are not Regular Meetings of the Committee may be called from time to time by the Committee chairman, if any, or by request from any Committee member and notice thereof shall be given to all members. Notice of meetings shall be provided in accordance with the applicable sections of the Company’s by-laws.

In addition, the Committee shall meet periodically with management, the senior internal auditing executive and the independent auditor in separate executive sessions.

ADMINISTRATION

The Committee shall keep regular minutes of its proceedings and make reports to the Board upon request. Unless the Board otherwise provides, the Committee may make, alter and repeal rules for the conduct of its business not inconsistent with the Company's by-laws. In the absence of such rules the Committee shall conduct its business in the same manner as the Board conducts its business pursuant to the Company’s by-laws.

All Committee members are expected to allocate sufficient time in their schedules to fulfill their fiduciary duties to the Company. All Committee members are expected to participate in the Committee meetings regularly, and in no event in fewer than 75% of such meetings annually. They are expected to be prepared for each meeting, by reviewing the advance materials, seeking such additional information and assistance as they determine to be helpful and adequately informing themselves of matters under the Committee's consideration and otherwise to participate actively in the Committee's deliberations.

The Committee shall not act through subcommittees but may appoint subcommittees to study and report to it on any matter.

Advance Auto Parts

We're ready in Advance.

MELLON INVESTOR SERVICES
480 WASHINGTON BLVD.
ATTN: ACCOUNT MAINTENANCE
JERSEY CITY, NJ 07310

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2006, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Advance Auto Parts, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2006, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Advance Auto Parts, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: AAUTO1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

Our Board of Directors recommends a vote "FOR" all Nominees listed in Proposal 1 and "FOR" Proposal 2.

Vote on Directors

1. Election of Directors for a term expiring in 2007.

01	John C. Brouillard	06	William S. Oglesby
02	Lawrence P. Castellani	07	Gilbert T. Ray
03	Michael N. Coppola	08	Carlos A. Saladrigas
04	Darren R. Jackson	09	William L. Salter
05	Nicholas J. LaHowchic	10	Francesca M. Spinelli

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below.

____

Vote on Proposal

3. Transact other business that may properly come before the meeting or any meetings held upon any postponement or adjournment of the meeting

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

You can view our Annual Report to Stockholders and Proxy Statement for the 2006 Annual Meeting on the Internet at http:/www.AdvanceAutoParts.com

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

- PROXY - Advance Auto Parts We're ready in Advance. - PROXY -

This Proxy is Solicited on Behalf of the Board of Directors of Advance Auto Parts, Inc.

THE UNDERSIGNED hereby appoints each of Eric M. Margolin and Michael O. Moore as a proxy with full power of substitution, to vote all shares of common stock of ADVANCE AUTO PARTS, INC. which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of ADVANCE AUTO PARTS, INC., to be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Ave., NW, Roanoke, Virginia 24016 on Wednesday, May 17, 2006 at 8:30 a.m., local time (EDT), and any adjournments thereof, as specified by the undersigned, and to vote in his discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2006 ANNUAL MEETING IS HEREBY ACKNOWLEDGED.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.